Exhibit 99.1

Fellow Shareholders,

Recruiter.com Group, Inc. (OTCQB:RCRT, “Recuiter.com” or “the Company”) is reaching an exciting inflection point in the Company's growth. We would like to take a moment to lay out our ambitious vision for the Company, map out our plans for 2021, and discuss how our mergers and acquisitions strategy will accelerate our revenue growth and technology position.

For more information about our company, filings, and financial data, please visit Recruiter.com Investor Relations

Mission: Recruit Talent Faster

Our corporate mission aligns with our nation's mission at this historic moment. As the country seeks to rebuild in the aftermath of the pandemic, we will drive the effort to re-hire millions of people and provide new economic opportunities for the next generation.

2021 Outlook

As we report monthly on CNBC, our Recruiter Index® shows optimism as the pandemic begins receding and the economy, especially the job market, comes back. As a destination website for all things recruiting (last month, we generated $4M in organic [free] traffic according to SpyFu), we believe Recruiter.com is uniquely positioned to generate revenue by helping employers, candidates, and recruiters make meaningful employment connections. In 2020, we helped top companies find call center operators, nurses, mortgage professionals, IT engineers, and even a rocket scientist. We also helped our network of small and independent recruiters earn thousands of dollars in fees during a year when the recruiting industry was hit hard.

A few of our 2020 accomplishments:

●	Year-over-year revenue growth (through Q3'20) of 50.9%

●	Grew gross profit by 43% (through Q3'20) to over $1.6M

●	Grew website recruiter platform users to >27,500 recruiters

●	Grew social media recruiter community to >835,000 members

●	Signed new clients and serviced 20 Fortune 500 companies

●	Launched Video SaaS offering with 40+ trials underway

●	Added artificial intelligence to search over 500M candidates

In Q4, we also announced three new initiatives:

●	Recruiter.com On Demand is a gig platform where recruiters deliver all forms of recruiting services, from sourcing to full talent acquisition. Recruiter.com On Demand enables employers to engage recruiters of their choice on a per-project or time-based basis, with Recruiter.com managing the entire process and paying the recruiter a percentage of revenue. All Recruiter.com On Demand gig recruiters have access to the Recruiter.com AI and Video platforms to improve their success rates. The On-Demand recruiting industry is a $5B sector, and our prospects of continuing to capture a small percentage of this business are strong.
●	Recruiter.com Video is a video-hiring SaaS platform allowing employers and recruiters to screen candidates using a simple video. Enterprises pay a monthly subscription ranging from $1.25 to $2.00 per candidate video. With millions of people to be hired in the next 24 months, over 25 million people hired annually (2019 voluntary turnover was 27 percent), and an average of 30 candidates per open job, our no-setup platform (currently being resold by SAP in the AppCenter) and our growing database of video resumes are poised for great success. Given the shift to remote work and recruiting teams' desire for efficient hiring technologies, we firmly believe that Recruiter.com Video will become part of the standard interview process. Our ability to deliver a simple, candidate-centric video can be a game-changer.
●	No Resume Required (noresume.co) is an initiative we kicked off at the start of this year to assist the millions of unemployed people in finding meaningful employment by adding their video resumes to our platform. In turn, employers can access this growing list of curated videos to find their next great hire. Serving one of the most underrepresented segments of the workforce (those without resumes), we believe No Resume Required is a real disruption to antiquated hiring methodologies. For more details, please view this interview describing the project.

M&A Strategy

To accomplish our mission more rapidly, we are setting a course for expeditious growth that includes acquiring high-quality businesses. We recently announced one transaction, and we are in discussions and negotiations with numerous other companies. To guide us as we consider our dealings, we have laid out four criteria for our acquisitions. The companies we acquire should:

●	Boost our ability to execute and recruit talent faster by enhancing our technology platform and increasing our engaged candidate database.

●	Drive more value for our growing network of over 27,000 small and independent recruiters.

●	Maximize our near- and long-term growth prospects.

●	Improve IP moat and complement staff skill sets.

OneWire

We announced that we entered into an agreement to acquire OneWire, a subscription-based talent-matching platform focused on the financial, banking, and accounting sectors. OneWire has accumulated a skilled and niche candidate pool of over 700,000 financial services industry professionals, and it has developed exciting SaaS-based tools for professional hiring. OneWire brings to Recruiter.com subscription-based software products, a deep history of success in the fast-growing finance field, a robust talent pipeline, and management talent with operational expertise and backgrounds in S&P 500 level investor relations.  We expect to complete this transaction in Q1'21 with consideration of restricted Recruiter.com common stock (RCRT), which demonstrates OneWire's management's shared belief in our company's vision.

Conclusion

We intend to achieve significant organic and inorganic growth in 2021 by building on our success in 2020, leveraging our stock to acquire complementary businesses, and capitalizing on our recruiting-industry position and strong technical capabilities.  We set off in 2020 to build out our platform, have scalable revenue, and end the year with a $10M revenue run rate and a path for liquidity.  With our S-1 filed and our 2020 objectives attained, our 2021 objectives are clear: continue to scale our platform revenue to a $40M revenue run rate, achieve cash flow profitability, up-list on a national exchange, and continue to unlock the longer-term value of Recruiter.com as a billion-dollar brand.

Thank you for being a valued shareholder of Recruiter.com and a part of our journey.

Best,

Evan Sohn

Chairman and CEO

Recruiter.com Group, Inc.

evan@recruiter.com

Forward-Looking Statements

Forward-looking statements and certain factors that may affect our business We have included in this letter “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act relating to our operations, results of operations and other matters that are based on our current expectations, estimates, assumptions and projections. Words such as “will,” “plan,” “believe” and similar expressions are used to identify these forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict.

Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecast in these forward-looking statements. Risks, uncertainties and other factors that might cause such differences, some of which could be material, include, but are not limited to, the factors discussed in our Registration Statement on Form S-1, Annual Report on Form 10-K and Quarterly Reports on Form 10-Q under the sections entitled “Risk Factors.” Our forward-looking statements speak only as of the date of this letter or as of the date they are made, and we undertake no obligation to update them.

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